EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Anworth Mortgage Asset Corporation, as filed on or about March 13, 2015, of our reports dated February 26, 2015, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Anworth Mortgage Asset Corporation for the year ended December 31, 2014.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey LLP

Los Angeles, CA

March 13, 2015